Exhibit 10.37

CONFIDENTIAL

Triumph Group, Inc.

555 E. Lancaster Avenue

Suite 400

Radnor, PA 19087

November 25, 2024

James McCabe

1363 Worthington Court

Ambler, PA 19002

Jim:

In recognition of your contributions and dedication to the continued success of Triumph Group, Inc. and its affiliates (collectively, the “Company”) during a period in which it is critical for the Company to meet its strategic and financial objectives, we are pleased to offer you a special retention bonus in an amount equal to $569,250.00 (the “Retention Bonus”).

The Retention Bonus will vest in two installments: (i) 50% of the Retention Bonus will vest nine (9) months following the date hereof and (ii) the remaining 50% of the Retention Bonus will vest eighteen (18) months following the date hereof (each such date, a “Retention Date”); provided that, you remain employed by the Company through the applicable Retention Date (except as set forth below).

If earned, the Company will, in its sole discretion, either (A) pay the applicable portion of the Retention Bonus in cash or (B) settle the applicable portion of the Retention Bonus in a number of shares of common stock of Triumph Group, Inc. (“Shares”), in each case, as soon as reasonably practicable following the applicable Retention Date but no later than thirty (30) days following the applicable Retention Date, subject to any and all applicable withholding taxes and all other authorized payroll deductions in a manner as described further below. If the Company elects to settle the applicable portion of the Retention Bonus in Shares, then the number of Shares to be issued to you will be determined by dividing (1) the earned portion of the Retention Bonus by (2) the Fair Market Value (as defined below) of a Share on the settlement date; provided that, Shares may be withheld by the Company to satisfy the amount of all required withholding obligations, as described further below. Any fractional shares resulting from the foregoing calculation will be paid in cash. For purposes of this letter agreement, the “Fair Market Value” of a Share will be the closing price of a Share in New York Stock Exchange Composite Transaction on the relevant date, or if no sale is made on that date, the closing price of a Share in New York Stock Exchange Composite Transaction on the last preceding day on which there was a sale.

Notwithstanding the foregoing, you will be paid any unpaid portion of the Retention Bonus if your employment is terminated by the Company without Cause (as defined below) or you terminate your employment due to Good Reason (as defined below) prior to the final Retention Date; provided that, you sign and return a release of claims in a form provided by the Company (the “Release”), and do not thereafter revoke such Release. Any such payment will be made to you within sixty (60) days following the date of such termination of employment, subject to any and all applicable withholding taxes and all other authorized payroll deductions.

For purposes of this letter agreement, “Cause” means: (1) your willful and continued failure (other than any such failure resulting from (A) your incapacity due to physical or mental illness or (B) any such actual or anticipated failure after the issuance of a notice of termination by you for Good Reason) to perform substantially the duties and responsibilities of your position with the Company; provided, however, that a termination of employment will not be deemed to be for Cause under this clause (1) unless: (i) the Company has delivered to you a written notice specifically identifying the manner in which you have not substantially performed such duties or responsibilities and states an intent to terminate your employment for Cause within ninety (90) days of the latest such underlying action (or failure to act); (ii) your failure to cure such Cause event or events within thirty (30) days after your receipt of such written notice and (iii) the Company delivers to you a notice of termination of employment for Cause within thirty (30) days after the expiration of the 30-day cure period; (2) you are convicted by a court of competent jurisdiction or a plea of nolo contendere for felony criminal conduct or a crime involving moral turpitude or (3) you willfully engage in fraud or dishonesty which is injurious to the Company or its reputation, monetarily or otherwise. No act, or failure to act, on your part will be deemed “willful” unless committed or omitted by you in bad faith and without reasonable belief that your act or failure to act was in, or not opposed to, the best interest of the Company.

For purposes of this letter agreement, “Good Reason” means the occurrence (without your express written consent) of: (i) a significant adverse change or diminution in your authority, duties, responsibilities or reporting requirements or the assignment to you of any duties or responsibilities which are inconsistent with such role or position(s) (including status, offices, titles, public company status and reporting requirements), or any removal of you from, or any failure to reappoint or reelect you to, such position(s); (ii) a reduction of more than ten percent (10%) in your total annual target compensation, other than pursuant to an across-the-board reduction in total annual target compensation which applies to all similarly situated employees of the Company and any acquirer (and defining total annual target compensation for purposes of this definition as base salary and target annual cash incentive compensation (and not including equity or equity-based compensation)); (iii) a material reduction in the aggregate level of employee benefits offered to you under any pension, life insurance, medical, health, accident and disability plans, or any retirement plan for which you is eligible or (iv) the Company requiring you to be based at an office that is greater than 35 miles from where your office is then-located; provided, however, that your termination of employment will not be deemed to be for Good Reason unless: (1) you have delivered to the Company written notice of intent to terminate for Good Reason within ninety (90) days of such occurrence, (2) you fail to cure such Good Reason event within thirty (30) days after its receipt of such written notice and (3) you deliver to the Company a notice of termination of employment for Good Reason within thirty (30) days after the expiration of the 30-day cure period.

Additional Provisions

Withholdings. You agree and acknowledge that you authorize the Company, in its sole discretion, to satisfy any and all applicable withholding obligations and payroll deductions by any of the means it deems appropriate; provided, however, that, if you are subject to Section 16 of the Exchange Act, then you may elect, in advance of any tax withholding event, to satisfy the amount of all required withholding obligations by having the Company withhold from Shares to be issued upon payment of the applicable portion of the Retention Bonus that number of Shares with a Fair Market Value on the applicable settlement date equal to the taxes required to be withheld at the maximum tax withholding obligation in compliance with applicable law.

Section 409A. The parties intend for the payments and benefits under this letter agreement to be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this letter agreement will be construed and administered in accordance with such intention. For purposes of Section 409A, each installment payment provided under this letter agreement will be treated as a separate payment. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) no amounts that are payable on account of your termination of employment will be paid to you until you have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code, (ii) amounts that would otherwise be payable that would otherwise be provided pursuant to this letter agreement during the six-month period immediately following your separation from service will instead be paid on the first business day after the date that is six (6) months following your separation from service (or death, if earlier)

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and (iii) any payments that are due within the “short-term deferral period” as defined in Section 409A of the Code will not be treated as deferred compensation unless applicable law requires otherwise.

Confidentiality. You specifically understand and agree that the existence and terms of this letter agreement are strictly confidential and that such confidentiality is a material term of this letter agreement. Accordingly, except as required by law or unless authorized to do so by the Company in writing, you agree that you will not communicate, display or otherwise reveal any of the contents of this letter agreement to anyone other than your spouse, legal counsel or financial advisor; provided, however, that they are first advised of the confidential nature of this letter agreement and you obtain their agreement to be bound by the same. If you breach this provision, then you will forfeit any Retention Bonus and you are otherwise liable for any damages sustained by the Company by such breach.

Permitted Disclosures. Pursuant to Section 1833(b) of the Defend Trade Secrets Act of 2016, you acknowledge that you will not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this letter agreement is intended to conflict with Section 1833(b) of the Defend Trade Secrets Act of 2016 or create liability for disclosures of trade secrets that are expressly allowed by such Section. Notwithstanding anything set forth in this letter agreement to the contrary, you will not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor are you required to notify the Company regarding any such reporting, disclosure or cooperation with the government.

Other Rights and Agreements. This letter agreement does not create any employment rights not specifically set forth herein. Your employment remains at-will and can be terminated by the Company at any time and for any reason, with or without Cause. This letter agreement contains the entire understanding of the Company and you with respect to the subject matter hereof.

No Effect on Severance and Other Benefits. This letter agreement will not affect your eligibility or entitlement to receive any benefits payable to you on or in connection with the termination of your employment under any existing agreement between you and the Company or any severance plan, program or policy maintained by the Company.

Binding Effect. This letter agreement will be binding on you and your executor, administrator and heirs, but may not be assigned by you. This letter agreement may be transferred or assigned by the Company and will be binding on the transferee or assignee. This letter agreement will automatically be transferred or assigned to and be binding upon any successor in interest to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

Counterparts. This letter agreement may be executed in separate counterparts (including by electronic signature), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Amendment. This letter agreement may be amended or revised only by written agreement signed by an authorized officer of the Company and you.

Governing Law. This letter agreement will be construed, interpreted and the rights of the parties determined in accordance with the laws of the Commonwealth of Pennsylvania.

[signature page follows]

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Accordingly, the parties have executed this letter agreement as of the date first above written.

TRIUMPH GROUP, INC.

By: /s/ Danielle Garrett_________

Name: Danielle Garrett

Title: Sr. Director, HR People & Strategy

Agreed and Accepted:

_/s/ James McCabe_______________

James McCabe

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